Exhibit 99.01
FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David H. Allen
Investor Relations — Silicon Image, Inc.
Phone: 408-616-4003
Fax: 408-830-9531
david.allen@siliconimage.com
MEDIA CONTACT:
Kasey Holman
Media Relations — Silicon Image, Inc.
Phone: 408-616-4192
kasey.holman@siliconimage.com
SILICON IMAGE AND GENESIS MICROCHIP SIGN SETTLEMENT AND LICENSE
AGREEMENT; SILICON IMAGE EXPECTS $13-$15 MILLION INCREASE IN FOURTH
QUARTER 2006 OPERATING INCOME
SUNNYVALE, Calif., Dec. 21, 2006 — Silicon Image, Inc. (Nasdaq: SIMG), a leader in semiconductors for the secure storage, distribution and presentation of high-definition content, today announced it has signed a settlement and license agreement with Genesis Microchip Inc., which includes provisions for ongoing royalty licensing revenue for Silicon Image on DVI and HDMI products, resolving an outstanding patent matter between the two companies. As a result of this agreement, Silicon Image will record a one-time catch-up of previously earned royalties and a partial recovery of patent assertion costs in its fourth quarter ending Dec. 31, 2006.
The agreement concludes matters associated with a suit that Silicon Image originally filed in 2001 in the U.S. District Court for the Eastern District of Virginia against Genesis Microchip Corp. and Genesis Microchip Inc. (collectively, “Genesis”) for infringement of Silicon Image’s patents.
Genesis had paid Silicon Image $11 million through Sept. 30, 2006 relating to this matter. As a result of the signing of the settlement and license agreement, Genesis is obligated to pay Silicon Image additional monies and Silicon Image expects to record approximately a $13 to $15 million increase (inclusive of the $11 million in payments received from Genesis through Sept. 30, 2006) in operating income in the quarter ending Dec. 31, 2006. The exact composition of increase between licensing revenue, recovery of patent assertion expenses and other items is not currently known as Silicon Image is awaiting required royalty data from Genesis.
1060 E. Arques Avenue, Sunnyvale, CA 94085 408.616.4000 www.siliconimage.com

Silicon Image will host a conference call to discuss the settlement and license agreement at 5:30 a.m. Pacific Time on Dec. 22, 2006. To access the conference call, dial 913-981-5559 and enter pass code 1594081. A replay of the conference call will be available until midnight Pacific Time, Jan. 20, 2007. To access the replay, dial 719-457-0820 and enter pass code 1594081. A webcast of the call will also be available on the investor relations site located at www.siliconimage.com.
About Silicon Image, Inc.
Headquartered in Sunnyvale, Calif., Silicon Image, Inc. is a leader in driving the architecture and semiconductor implementations for the secure storage, distribution and presentation of high-definition content in the consumer electronics and personal computing markets. Silicon Image creates and drives industry standards for digital content delivery such as DVI, HDMI™ and Serial ATA (SATA), leveraging partnerships with global leaders in the consumer electronics and personal computing markets to meet the growing digital content needs of consumers worldwide. The Simplay HD™ Testing Program administered by Silicon Image’s wholly-owned subsidiary, Simplay Labs, LLC, provides compatibility testing for high-definition consumer electronics devices such as HDTVs, set-top boxes, audio/video receivers and DVD players, helping manufacturers to achieve compatibility and deliver the highest-quality HDTV experience to consumers. Silicon Image is the leading provider of semiconductor intellectual property solutions for high-definition multimedia and data storage applications. For more information, please visit www.siliconimage.com.
NOTE: Silicon Image and Simplay HD are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and other countries. HDMI™ and High-Definition Multimedia Interface are trademarks or registered trademarks of HDMI Licensing, LLC in the United States and other countries, and are used under license from HDMI Licensing, LLC. All other trademarks and registered trademarks are the property of their respective owners.
Forward-Looking Statements
This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to payments that Silicon Image anticipates to receive from Genesis and the anticipated accounting of the settlement and license agreement with Genesis. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC) that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular, the actual payments that Silicon Image receives from Genesis and the actual accounting of the settlement and license agreement with Genesis may differ materially from what is currently anticipated. In addition, see the Risk Factors section of the most recent Form 10-K or Form 10-Q filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update any forward-looking information contained in this press release.
1060 E. Arques Avenue, Sunnyvale, CA 94085 408.616.4000 www.siliconimage.com